FOR IMMEDIATE RELEASE

Contact:	Columbia Clancy/Catherine Livingston
FGS Global
212-687-8080 (U.S.)
VectorGroupIR@fgsglobal.com
J. Bryant Kirkland III, Vector Group Ltd.
305-579-8000
VECTOR GROUP REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS
Continued Strong Earnings Growth in Tobacco Segment

First Quarter 2024 Highlights:
•Consolidated revenues of $324.6 million, down 2.9% or $9.6 million compared to the prior year period.
•Tobacco segment revenues of $324.6 million, down 2.9% or $9.6 million compared to the prior year period.
•Tobacco segment wholesale market share declined to 5.6% from 5.7% in the prior year period and retail market share remained at 5.8%, unchanged from the prior year period.
•Montego wholesale market share increased to 3.9% from 3.3% in the prior year period and retail market share increased to 4.0% from 3.4% in the prior year period.
•Reported operating income of $77.8 million, up 4.7% or $3.5 million compared to the prior year period.
•Tobacco segment operating income of $83.0 million, up 5.6% or $4.4 million compared to the prior year period, primarily attributable to the continued transition of the Montego brand strategy from volume-based to income-based.
•Adjusted EBITDA of $82.8 million, up 6.0% or $4.7 million compared to the prior year period.
•Tobacco Adjusted EBITDA of $84.4 million, up 5.5% or $4.4 million compared to the prior year period.

MIAMI, FL, May 1, 2024 - Vector Group Ltd. (NYSE:VGR) today announced financial results for the three months ended March 31, 2024.

“Vector Group delivered strong performance in the first quarter driven by continued growth of our Montego brand,” said Howard M. Lorber, President and Chief Executive Officer of Vector Group Ltd. “Our proven ability to increase Montego’s market share and profitability underscores the effectiveness of our brand strategy, market analysis, broad-based distribution, and excellent retail execution. We remain confident in our ability to continue driving sustainable growth and creating long-term value for our stockholders.”

GAAP Financial Results
Three months ended March 31, 2024 and 2023
For the three months ended March 31, 2024 revenues were $324.6 million, compared to revenues of $334.1 million for the first quarter of 2023. The Company recorded operating income of $77.8 million for the first quarter of 2024 compared to $74.3 million for the first quarter of 2023. Net income for the first quarter of 2024 was $34.8 million, or $0.22 per diluted common share, compared to net income of $34.7 million, or $0.22 per diluted common share, for the first quarter of 2023.
Non-GAAP Financial Measures
Three months ended March 31, 2024 compared to the three months ended March 31, 2023
Adjusted EBITDA (as described in Table 2 attached hereto) were $82.8 million for the first quarter of 2024, compared to $78.1 million for the first quarter of 2023.
Adjusted Net Income (as described in Table 3 attached hereto) was $37.2 million, or $0.24 per diluted common share, for the first quarter of 2024, compared to $34.0 million, or $0.22 per diluted common share, for the first quarter of 2023.
Adjusted Operating Income (as described in Table 4 attached hereto) was $77.8 million for the first quarter of 2024, compared to $74.3 million for the first quarter of 2023.
Consolidated Balance Sheet
Vector Group maintained significant liquidity at March 31, 2024 with cash and cash equivalents of $333 million, including $84 million of cash at Liggett. Vector Group also held investment securities of $129 million and long-term investments of $50 million.
Vector Group continued its longstanding practice of paying a quarterly cash dividend in the first quarter of 2024, returning $32 million to stockholders at a rate of $0.20 per common share.
Tobacco Segment Financial Results
For the first quarter of 2024, the Tobacco segment had revenues of $324.6 million, compared to $334.1 million for the first quarter of 2023.
Operating Income from the Tobacco segment was $83.0 million for the first quarter of 2024, compared to $78.6 million for the first quarter of 2023.
Non-GAAP Financial Measures
Tobacco Adjusted Operating Income (as described in Table 5 attached hereto) was $83.0 million for the first quarter of 2024, compared to $78.6 million for the first quarter of 2023.
Operational Metrics
For the three months ended March 31, 2024, the Tobacco segment had conventional cigarette (wholesale) shipments of approximately 2.10 billion units, compared to 2.35 billion units for the first quarter of 2023.
According to data from Management Science Associates, Inc., for the first quarter of 2024, the Tobacco segment’s wholesale market share declined to 5.6% from 5.7% for the first quarter of 2023. The Tobacco segment’s wholesale market share was 5.5% for the last twelve months ended March 31, 2024. For the three months ended March 31, 2024, Montego’s wholesale market share increased to 3.9%, from 3.3% for the three months ended March 31, 2023. Compared to the first quarter of 2023, the Tobacco segment’s wholesale shipments in the first quarter of 2024 declined by 10.7%, while the industry’s overall wholesale shipments declined by 9.8%.
According to data from Management Science Associates, for the first quarter of 2024, the Tobacco segment’s retail market share remained stable at 5.8% compared to the first quarter of 2024. The Tobacco segment’s retail market share is 5.8% for the last twelve months ended March 31, 2024. For the three months ended March 31, 2024, Montego’s retail market share increased to 4.0%, from 3.4% for the three months ended March 31, 2023. Compared to the first quarter of 2023, the Tobacco segment’s retail shipments in the first quarter of 2024 declined by 8.7% while the industry’s overall retail shipments declined by 8.9%.
Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted Net Income, Adjusted Operating Income, Tobacco Adjusted Operating Income, and Tobacco Adjusted EBITDA (the “Non-GAAP Financial Measures”) are financial measures not prepared in accordance with generally accepted accounting principles (“GAAP”). The Company believes that the Non-GAAP Financial Measures are important measures that supplement discussions and analysis of its results of operations and enhance an understanding of its operating performance. The Company believes the Non-GAAP Financial Measures provide investors and analysts with a useful measure of operating results unaffected by differences in capital structures and ages of related assets among otherwise comparable companies.
Management uses the Non-GAAP Financial Measures as measures to review and assess operating performance of the Company’s business, and management does and investors should review both the overall performance (GAAP net income) and the operating performance (the Non-GAAP Financial Measures) of the Company’s business. While management considers the Non-GAAP Financial Measures to be important, they should be considered in addition to, but not as substitutes for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operations. In addition, the Non-GAAP Financial Measures are susceptible to varying calculations and the Company’s measurement of the Non-GAAP Financial Measures may not be comparable to those of other companies.
Reconciliations of Non-GAAP Financial Measures to the comparable GAAP financial results for the last twelve months ended March 31, 2024 and the three months ended March 31, 2024 and 2023 are included in Tables 2 through 6.
Conference Call to Discuss First Quarter 2024 Results
As previously announced, Vector Group will host a conference call and webcast on Thursday, May 2, 2024 at 8:00AM (ET) to discuss its first quarter 2024 results. Investors can access the call via webcast at https://www.webcaster4.com/Webcast/Page/2271/50471. Please join the webcast at least 10 minutes prior to the start time.
A replay of the call will be available shortly after the call ends on May 2, 2024 through May 16, 2024 at https://www.webcaster4.com/Webcast/Page/2271/50471.
About Vector Group Ltd.
Vector Group is a holding company for Liggett Group LLC, Vector Tobacco LLC, and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
Investors and others should note that we may post information about the Company or its subsidiaries on our website at www.VectorGroupLtd.com and/or at the websites of those subsidiaries or, if applicable, on their accounts on LinkedIn, TikTok, X or other social media platforms. It is possible that the postings or releases could include information deemed to be material information. Therefore, we encourage investors, the media and others interested in the Company to review the information we post on our website at www.VectorGroupLtd.com, on the websites of our subsidiaries and on their social media accounts.
Forward-Looking and Cautionary Statements
This press release includes forward-looking statements within the meaning of the federal securities law. All statements other than statements of historical or current facts made in this document are forward-looking. We identify forward-looking statements in this document by using words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may be,” “continue,” “could,” “potential,” “objective,” “plan,” “seek,” “predict,” “project” and “will be” and similar words or phrases or their negatives. Forward-looking statements reflect our current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons.
Risks and uncertainties that could cause our actual results to differ significantly from our current expectations are described in our 2023 Annual Report on Form 10-K and, when filed, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. We undertake no responsibility to publicly update or revise any forward-looking statement except as required by applicable law.

[Financial Tables Follow]

TABLE 1
VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Tobacco*	$324,567	$334,145

Expenses:
Cost of sales:
Tobacco*	217,901	232,286

Operating, selling, administrative and general expenses	28,694	27,292
Litigation settlement and judgment expense	191	270
Operating income	77,781	74,297

Other income (expenses):
Interest expense	(27,449)	(27,474)
Loss on extinguishment of debt	—	(141)
Equity in earnings (losses) from investments	2,138	(159)
Equity in losses from real estate ventures	(10,721)	(1,893)
Other, net	6,385	3,620
Income before provision for income taxes	48,134	48,250
Income tax expense	13,334	13,509

Net income	$34,800	$34,741

Per basic common share:

Net income applicable to common shares	$0.22	$0.22

Per diluted common share:

Net income applicable to common shares	$0.22	$0.22
* Revenues and cost of sales include federal excise taxes of $105,823 and $117,818 for the three months ended March 31, 2024 and 2023, respectively.

TABLE 2
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA
(Unaudited)
(Dollars in Thousands)

	LTM	Year Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2024	2023

Net income	$183,585	$183,526	$34,800	$34,741
Interest expense	108,592	108,617	27,449	27,474
Income tax expense	64,751	64,926	13,334	13,509
Depreciation and amortization	6,882	6,941	1,633	1,692
EBITDA	$363,810	$364,010	$77,216	$77,416
Equity in (earnings) losses from investments (a)	(3,559)	(1,262)	(2,138)	159
Equity in losses (earnings) from real estate ventures (b)	6,626	(2,202)	10,721	1,893
Loss on extinguishment of debt	408	549	—	141
Stock-based compensation expense (c)	11,319	10,111	3,314	2,106
Litigation settlement and judgment expense (d)	18,720	18,799	191	270
Impact of MSA settlement (e)	(592)	(734)	(169)	(311)
Other, net	(28,884)	(26,119)	(6,385)	(3,620)
Adjusted EBITDA	$367,848	$363,152	$82,750	$78,054

Adjusted EBITDA by Segment
Tobacco	$375,003	$370,575	$84,390	$79,962
Real Estate	222	313	(29)	62
Corporate and Other	(7,377)	(7,736)	(1,611)	(1,970)
Total	$367,848	$363,152	$82,750	$78,054

a.Represents equity in (earnings) losses recognized from investments that the Company accounts for under the equity method.
b.Represents equity in losses (earnings) recognized from the Company’s investment in certain real estate ventures that are accounted for under the equity method and are not consolidated in the Company’s financial results.
c.Represents amortization of stock-based compensation.
d.Represents accruals for litigation in the Tobacco segment.
e.Represents the Tobacco segment’s settlement of long-standing disputes related to the Master Settlement Agreement.

TABLE 3
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2024	2023

Net income	$34,800	$34,741

Loss on extinguishment of debt	—	141
Litigation settlement and judgment expense (a)	191	270
Impact of MSA settlement (b)	(169)	(311)
Impact of net interest expense capitalized to real estate ventures	3,218	(1,041)
Total adjustments	3,240	(941)

Tax expense (benefit) related to adjustments	(818)	243

Adjusted Net Income	$37,222	$34,043

Per diluted common share:

Adjusted Net Income applicable to common shares	$0.24	$0.22

a.Represents accruals for litigation in the Tobacco segment.
b.Represents the Tobacco segment’s settlement of long-standing disputes related to the Master Settlement Agreement.

TABLE 4
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED OPERATING INCOME
(Unaudited)
(Dollars in Thousands)

	LTM	Year Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2024	2023

Operating income	$331,519	$328,035	$77,781	$74,297

Litigation settlement and judgment expense (a)	18,720	18,799	191	270
Impact of MSA settlement (b)	(592)	(734)	(169)	(311)
Total adjustments	18,128	18,065	22	(41)

Adjusted Operating Income	$349,647	$346,100	$77,803	$74,256

a.Represents accruals for litigation in the Tobacco segment.
b.Represents the Tobacco segment’s settlement of long-standing disputes related to the Master Settlement Agreement.

TABLE 5
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF TOBACCO ADJUSTED OPERATING INCOME
AND TOBACCO ADJUSTED EBITDA
(Unaudited)
(Dollars in Thousands)

	LTM	Year Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2024	2023

Tobacco Adjusted Operating Income:
Operating income from Tobacco segment	$351,073	$346,673	$82,999	$78,599

Litigation settlement and judgment expense (a)	18,720	18,799	191	270
Impact of MSA settlement (b)	(592)	(734)	(169)	(311)
Total adjustments	18,128	18,065	22	(41)

Tobacco Adjusted Operating Income	$369,201	$364,738	$83,021	$78,558

	LTM	Year Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2024	2023

Tobacco Adjusted EBITDA:
Operating income from Tobacco segment	$351,073	$346,673	$82,999	$78,599

Litigation settlement and judgment expense (a)	18,720	18,799	191	270
Impact of MSA settlement (b)	(592)	(734)	(169)	(311)
Total adjustments	18,128	18,065	22	(41)

Tobacco Adjusted Operating Income	369,201	364,738	83,021	78,558

Depreciation and amortization	5,621	5,686	1,312	1,377
Stock-based compensation expense	181	151	57	27
Total adjustments	5,802	5,837	1,369	1,404

Tobacco Adjusted EBITDA	$375,003	$370,575	$84,390	$79,962

a.    Represents accruals for litigation in the Tobacco segment.
b.     Represents the Tobacco segment’s settlement of long-standing disputes related to the Master Settlement Agreement.

TABLE 6
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF REVENUES
(Unaudited)
(Dollars in Thousands)

	LTM	Year Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2024	2023
Revenues:
Tobacco (a)	$1,414,690	$1,424,268	$324,567	$334,145

a.Tobacco segment revenues include federal excise taxes of $474,268 for the last twelve months ended March 31, 2024, $486,263 for the year ended December 31, 2023, and $105,823, and $117,818 for the three months ended March 31, 2024 and 2023, respectively.